Exhibit 99.1

United Refining Energy & Chaparral Energy Merger Announcement

Conference Call Script

Scheduled for Wednesday, October 14, 2009 at 11:00 am ET

Introduction: Lisa Elliott with DRG&E

Good morning and welcome to this conference call to discuss the proposed merger between United Refining Energy Corp. and Chaparral Energy, Inc. Both companies have issued a news release announcing the proposed transaction and filed a copy of the roadshow slide presentation and proxy statement regarding the transaction. All of those documents can be accessed at the Chaparral Energy website at www.chaparralenergy.com, or from the Form 8-K at the SEC website, which is www.sec.gov.

If you would like to listen to a replay of today’s call, it will be available in a few hours via webcast by going to the Investor Relations section of Chaparral’s website, or via a recorded replay until October 26. To use the replay feature, call 303-590-3030, and dial the passcode 4171986.

Information recorded on this call speaks only as of today, October 14, 2009, and therefore any time-sensitive information may no longer be accurate as of the date of replay.

This presentation contains forward-looking statements. These forward-looking statements relate to, among other things, our financial and operating performance and results, our business strategy, market prices, our future commodity price risk management activities, and our plans and forecasts. We have based these forward-looking statements on our current assumptions, expectations and projections about future events.

Also please note the risk factors and other cautionary statements listed in the “Risk

1/7

Factors” section of the proxy statement filed on Tuesday. These provide examples of risks, uncertainties and events that may cause our actual results to differ materially from those contained in any forward-looking statements.

Now I’d like to introduce John Catsimatidis, Chairman and CEO of United Refining Energy. John…

John Catsimatidis:

Good morning everyone. Thank you for joining us on the call today. I am pleased to announce the proposed merger of United Refining Energy, or URX, a $452 million Special Purpose Acquisition Company, and Chaparral Energy, a leading privately held mid-cap independent oil and gas exploitation and production company. The proposed transaction is valued at $1.8 billion.

Since our formation in December 2007, the management of URX has been searching for the right opportunity to create value for our shareholders. We have evaluated numerous companies, including those in the refinery industry, and ultimately had several of them that wanted to combine with URX.

However, based on Chaparral’s assets and future drilling opportunities, we believe that this is the right combination and the best opportunity for value creation for our shareholders.

With me today are Mark Fischer, Chaparral’s co-founder, Chairman and CEO… and Joe Evans, Chaparral’s CFO. Chaparral’s current management has a successful track record of value creation, and after the merger they will continue to serve as the management team. As the Executive Chairman of the Board, I will work closely with Mark in pursuing the strategic vision we have created for the company.

We at URX were attracted to Chaparral for several reasons. First, we believe this is a

2/7

compelling value proposition for our shareholders. The transaction implies a valuation of less than 5.3x 2010 estimated EBITDA…as compared to approximately 7.7x for Chaparral’s comparable peer companies.

In addition, we were attracted to Chaparral’s portfolio, which includes a substantial base of shallow decline rate, long-lived oil and gas producing properties. That stable base is complimented by a large inventory of low-risk exploitation opportunities, including an active program of enhanced oil recovery projects, or EOR…along with near-term, high-impact drilling projects.

Over the past six years, Chaparral has delivered production growth at a compound annual rate of nearly 20%. This is a record of accomplishment that demonstrates this management team can deliver on its business plan.

Finally, we like Chaparral’s mix of oil and gas reserves, with its current 62% weighting towards oil. We believe that allows us to capture the favorable dynamics of crude prices today, while preserving optionality on a recovery in natural gas prices in the future. The transaction will deleverage Chaparral’s balance sheet, provide additional liquidity, and give it access to public equity for future growth.

Now I am pleased to introduce Mark Fischer, Chairman and CEO of Chaparral Energy.

Mark Fischer

Thank you, John. Good morning everyone. I would like to say upfront that this potential merger is the culmination of a two-year effort by Chaparral to improve its liquidity and gain access the public markets. I am looking forward to working with John and the public shareholders in the future development of Chaparral.

Some of you may not be very familiar with Chaparral, so please allow me to spend a few minutes giving you a brief overview of our history, our strategy, our asset portfolio, our

3/7

track record, and the opportunities we see for the combined company going forward.

Since its formation in 1988 in Oklahoma City, Chaparral has pursued a growth strategy that includes a mix of development drilling, acquisitions, operating improvements, enhanced oil recovery projects, and a modest number of exploration projects.

To date, we have assembled and developed a substantial asset base of shallow decline rate conventional reserves with a large inventory of low-risk exploitation opportunities and near-term, high-impact drilling projects. As of June 2009, our proved reserves amounted to 146 million barrels of oil equivalent. For the first half of 2009, our average daily production was 21,000 barrels of oil equivalent per day; both represent substantial increases from 2008 levels.

Our assets are located mostly in our two core areas - the Mid-Continent and the Permian Basin. These areas are characterized by stable, long-lived reserves with a shallow decline rate. We also have developed a substantial inventory of CO2 EOR projects that we believe have the potential to provide meaningful, long-term growth for the Company.

Our two core areas contribute 90% of our reserves and 87% of our first half 2009 production. In addition to our core areas, we also have growth areas with operations in the Gulf Coast, Ark-La-Tex, North Texas, and the Rocky Mountain areas, which provide us with a large inventory of drilling opportunities spread across multiple basins.

We hold an interest in 1.3 million gross acres, or almost 639,000 net acres, of which the vast majority is held by production, giving us substantial flexibility relative to peers with non-held-by-production leaseholds. Currently we have identified 1,487 proved undeveloped drilling locations and almost 4,000 additional potential drilling locations.

Our assets are long-lived, with an average reserve-to-production ratio of approximately 19 years – well above the majority of our peers.

4/7

As John mentioned earlier, we have a balanced mix of oil and gas reserves and production, with a current weighting towards oil. In fact, 62% of our mid-year reserves and 49% of production was oil. We believe this allows us to capture the favorable crude prices today while preserving optionality on a recovery in natural gas prices. To mitigate near-term volatility, we have a well-established hedging position going into 2010 and 2011, while maintaining exposure to higher prices in the future.

We have a track record of strong growth. Since 2003, our reserves and production have both grown by approximately 20% on average on a compounded annual basis. We are focused on continuing to deliver growth going forward through execution of our drilling and acquisition strategy, developing our existing attractive asset portfolio as well as pursuing other strategic long-term opportunities such as the expansion of EOR operations, including CO2 infrastructure.

To date, we have initiated 12 EOR projects utilizing CO2 and polymer injection techniques, and we have identified 49 additional candidates for EOR development. These projects will contribute to the Company’s long-term growth.

We have built our Company around a strong engineering team, with expertise in the areas where we operate. We believe retaining our own field staff and operating offices close to our properties allows us to maintain tight control over our operations and costs. Our personnel have a high degree of expertise in working with lower-pressure or partially depleted reservoirs. As a result, we are able to identify low-risk enhancement opportunities with low capital requirements such as installing a plunger lift, pumping unit or compressor.

The entire Chaparral team is excited about this transaction, and we look forward to working with John and his team in taking the combined company to the next stage. As a 25% shareholder of the combined company, I can assure you that I, together with our management team, will put all our energy into enhancing long-term shareholder value.

5/7

To assure alignment with shareholders, we have put in place a share earn-out program that over three years requires at least a 25% growth in share price and a significant increase in EBITDA for us to achieve the earn-out shares.

Now I’ll turn the call over to Joe Evans, our Chief Financial Officer, who will discuss our financial projections, capital structure and some of the transaction details. Joe…

Joe Evans

Thanks Mark. Good morning. I would like to briefly go through some of the key points of the transaction.

At closing of the proposed transaction, Chaparral shareholders will exchange their entire equity stake in Chaparral for 58 million shares in the combined company. Assuming that 24% of the URX public shareholders elect to redeem their shares for cash, and 50% of the URX warrants are redeemed for cash at $0.50 per warrant, Chaparral will receive approximately $300 million in cash. The cash will be used to reduce the amount outstanding under Chaparral’s revolving senior secured credit facility, as well as for working capital and general corporate purposes.

Pro forma for the proposed transaction, Chaparral will have a total debt-to-projected- 2010-EBITDA ratio of 2.6x, and total debt-to-proved-reserves ratio of $6.02 per barrel of oil equivalent using our June 30, 2009 reserve estimates. Using these assumptions, at closing, the combined company will have a total of approximately 98 million shares outstanding, excluding all contingent shares and warrants. Existing Chaparral shareholders will own 59% of the combined company, URX shareholders will own 35%, and the URX Sponsor will own 6% at closing.

To provide more information on the contingent consideration, the Chaparral shareholders will be entitled to 20 million additional shares. Five million of these will be issued but are subject to forfeiture. The additional contingent shares include 10 million

6/7

shares that will be earned if the combined company achieves certain specific stock price targets, representing 25% annual share price growth within a three-year period and 5 million shares that will be earned if the combined company achieves an EBITDA target of $600 million within a five-year period.

Also at closing, shares held by the URX Sponsor will be restructured into 5.6 million shares in the combined company and 5.6 million contingent shares subject to forfeiture under the same terms as the Chaparral contingent shares.

Consummation of the transaction is subject to URX shareholder approval, URX warrantholder approval of a proposed amendment to the warrantholder agreement, the refinancing of Chaparral’s existing revolving senior secured credit facility, receipt of a minimum of $250 million of cash and other customary closing conditions.

You will find additional information in the proxy statement and roadshow slide presentation that URX and Chaparral filed yesterday with the Securities and Exchange Commission. With that, I’ll turn it back to John for some closing remarks.

John Catsimatidis:

Before we conclude the call, I would like to thank the investors in URX for your confidence and support. For the reasons described earlier, we believe that this transaction delivers excellent current and long-term value for you, and we strongly encourage you to vote in favor of the merger.

With that, we will conclude the call, but we are looking forward to meeting many of you and answering your questions on our upcoming road show. Thank you for joining us this morning.

7/7